FORM OF

LMIS – LEGG MASON FUNDS
ANTI-MONEY LAUNDERING DELEGATION AGREEMENT

This Delegation Agreement, made as of this 30th day of July, 2008 by and between each open end investment company listed on Attachment A (each a “Fund” or collectively the “Funds”) and Legg Mason Investor Services (“LMIS”), a registered broker-dealer and the principal underwriter of the Funds.

WHEREAS, the Bank Secrecy Act, as amended by the USA PATRIOT Act, and regulations thereunder (the “Bank Secrecy Act”) impose anti-money laundering requirements on financial institutions, including open-end investment companies; and

WHEREAS, the Funds recognize the importance of complying with the Bank Secrecy Act and the Funds have adopted and implemented a written anti-money laundering program (the “Funds’ Program”) designed to satisfy the requirements of the Bank Secrecy Act; and

WHEREAS, the Bank Secrecy Act authorizes a Fund to delegate to a service provider, such as LMIS, the implementation and operation of certain aspects of the Funds’ Program; and

WHEREAS, the Funds desire to delegate to LMIS the implementation and operation of certain aspects of the Funds’ Program and LMIS desires to accept such delegation; and

WHEREAS, LMIS is willing and able to furnish such services on the terms and conditions hereinafter set forth;

WHEREAS, in an agreement with the Fund dated December 1, 2005, (the “2005 Agreement”), among other things, the Fund delegated to LMIS the implementation and operation of certain aspects of the Funds’ anti-money laundering program and LMIS accepted such delegation;

WHEREAS, in agreements with the Fund dated July 6, 2006 (the “July 2006 Agreement”) and November 3, 2006, as amended on October 24, 2007 (the “November 2006 Agreement”), among other things, the Fund delegated to LMIS the implementation and operation of certain additional responsibilities with respect to screening for foreign financial institutions (as referenced in 31 CFR 103.175) and LMIS accepted such delegation;

WHEREAS, effective March 10, 2008, the Funds’ transfer agent agreed to assume sole responsibility for screening for foreign financial institutions, thereby relieving LMIS of such responsibility;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

1.    (a)       LMIS agrees that it has adopted and implemented an anti-money-laundering program in compliance with the Bank Secrecy Act and applicable NASD Conduct Rules, including without limitation procedures for (i) customer identification and (ii) suspicious activity monitoring.

                    (b)      LMIS agrees that it will maintain anti-money laundering procedures on behalf of the Funds reasonably designed to: (i) with respect to Funds accounts the opening of which it facilitates, promptly obtain and submit all required customer identification information regarding the Funds’ customers (as defined in 31 CFR §103.130) to the Funds’ transfer agent and promptly respond to any exceptions identified by LMIS or by the Funds’ transfer agent with respect to such customer information; (ii) coordinate with the Funds to complete and file with the Financial Crimes Enforcement Network (“FinCEN”), as appropriate and necessary in accordance with 31 CFR §103.15, a Suspicious Activity Report (“SAR”) relating to suspicious activity involving the Funds of which LMIS knows or has reason to know; (iii) assist the Funds in responding to FinCEN Section 314 requests for information and request, if necessary, that the Funds’ transfer agent search the Funds’ accounts to identify any responsive accounts; (iv) maintain copies of each SAR filed by LMIS on behalf of the Funds, along with any supporting documentation relating thereto, for five years from the date of the filing of the SAR filed by LMIS; and (v) maintain copies of any Section 314 information requests relating to the Funds and the responses thereto for a period of five years from the request (collectively, the “Delegated Duties”).

                    (c)       If LMIS engages another entity (a “Sub-Service Provider”) to carry out the Delegated Duties, LMIS will remain fully responsible to the Funds for the acts and omissions of the Sub-Service Provider to the same extent as LMIS is for its own acts and omissions and will contractually ensure access in accordance with paragraph (d) below.

                    (d)       LMIS consents to provide any government agency having jurisdiction over the Funds: (i) information and records relating to LMIS’s provision of anti-money laundering services to the Funds and (ii) the ability to inspect LMIS for purposes of evaluating the Funds’ compliance with their anti-money laundering obligations under applicable law.

                    (e)        LMIS will provide upon request to the Funds: (i) written copies of LMIS’s anti-money laundering program and (ii) such other information, certifications, audits and assurances relating to LMIS’s anti-money laundering policies and procedures as the Funds shall reasonably request.

                    (f)        All provisions of the 2005 Agreement remain in effect.

                    (g)        The November 2006 Agreement is hereby terminated and replaced by this Agreement.

2.     No provision of this Agreement may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in multiple counterparts.

3.     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland.

4.     Notices shall be provided to each party, as noted below:

To LMIS:

Joe Furey

100 Light Street

Baltimore, MD 21202

To the Funds:

Secretary

Legg Mason Funds

100 Light Street

Baltimore, MD 21202

5.     This Agreement is terminable with respect to some or all of the Funds without penalty by the respective Fund or by LMIS, on not less than 60 days’ written notice to the other party, and such notice period may be waived upon the mutual written consent of LMIS and the respective Fund.

IN WITNESS WHEREOF, the parties hereto caused this Agreement to be executed by their officers thereunto duly authorized.

Legg Mason Investment Companies as listed on Attachment A

By: __________________________

Legg Mason Investor Services, LLC

By:___________________________

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